 EXHIBIT 10.1

Contract # BNSCK20140922

Shanghai

       Date: 10.28.2014

CHAOAN CHANCES STAINLESS STEEL PRODUCTS FACTORY, China (hereinafter referred to as "Seller"),  represented by Mr. Weijiang Lin, general manager on the one hand

And

LISSOME TRADE CORP., USA (hereinafter referred to as “Buyer”) represented by Ms. Yuxia Song, president, on the other side, concluded the present Contract about the following:

1. Subject of the Contract

1.1. Seller undertakes to sell, Byer undertakes to   pay and accept cookware and kitchenware in variety further “Goods” in quantity of nomenclature according to Specifications, which are integral parts of the Present Contract.

1.2. Price and quantity may be changed on base of Additional Agreement make by Sides to the Present Contract.

1.3. Country of origin “Goods” – China.

2. Price and total amount of the Contract

2.1. Price and sum on each batch of the “Goods” is set to appropriate Specifications of the Present Contract.

2.2. Total amount of the present Contract is: 500,000 USD (Five Hundred Thousand).

2.3. Price on the “Goods” is agreed on each separate shipment and it’s installed including all custom formalities in Country of “Seller” and also the cost on non-returnable packing, labeling, packing of the “Goods” and it hasn’t change after signing of each Specification, which it’s integral part of the present Contract.

3. Terms and Conditions of Delivery

3.1. Delivery of the “Goods” must be done in 20 or 40 foot containers on conditions FOB Shantou (according to the Incortems 2010).

3.2. Shipment of “Goods” to “Buyer” must be performed during the period 30 (thirty) from the date of advance payments in accordance with specifications to the account of the “Seller”.

3.3. The seller must notify the "Buyer" of the expected date of shipment no later than five days before the date of shipment from the number of seats and gross weight.

3.4. Together with the load "Seller" shall provide the following commodity and supporting documents:

-invoice- (8 pieces) origin;

-packing list;

-bill of lading;

-specification;

-certificate of analyses;

-certificate of origin.

3.5. After shipment of “Goods,"Seller" shall send by fax or e-mail address in the "Buyer" copies of the following documents:

-copy of invoice;

-copy of packing list;

-copy of certificate of origin;

-copy of certificate of analysis;

4.  Payment terms

4.1. Currency of the contract and payment - U.S. dollars

4.2. "Buyer" makes an advance payment by transferring funds to the account of the seller.

All bank charges associated with sending money according to the contract value of this Agreement shall be paid by the Buyer.

5. Delivery and acceptance of good

5.1. Goods pointed in specifications which it is integral part of the Present Contract to be considered as delivered by the Seller and accepted by the Buyer:

a) in respect of gross weight and number of packages shown on the Seller’s packing list;

b) in respect of quality- as per quality indicated in the Certificate of Quality or Certificate of Analysis issued by Manufacturing works;

c) the delivery will be evidenced by following documents:

Invoice; Certificate of Quality or Certificate of Analysis, issued by certifying the conformity of the quality of the delivered lot to the stipulated in the present contract; Certificate of Origin Specification.

5.2. The Buyer must check up the quantity and state of the package immediately after the arrival of the truck and in presence of the driver. In case of any discrepancy with the weight specification or any apparent damage of goods the Buyer has to fill in proper section of the shipping documents and certify it by the driver’s and signature of custom Officer.

6. Packing and marking

6.1. Goods to be packed and shipped in accordance with the packaging sheet.

6.2. The seller is liable to the purchaser for any damages, claims, losses that have occurred with the goods as a result of poor and / or improper packaging and / or labeling.

6.3. On the packaging should be marked in English with the obligatory indication:

- The trade name products;

- Country of origin;

- The net weight;

- The gross weight;

- The batch number;

- The date of manufacture.

7. Sanction and claims

7.1. Claims may be announced according to the:

•  quality -  discrepancy in the quality of the goods which is foresee in this Contract;

• quantity – discrepancy in the quantity of the goods to the documents, weight, number of package.

7.2. During 30(thirty) days from the moment of receiving goods Buyer may declare the claim to the Seller , Seller examines it during 10 days from the moment of receiving,  claim may be given to the Seller’s representative by attested copy according the point 7.1. with original stamp to the customs official or local Chamber of Commerce).

7.3. In the case of untimely delivery of Goods at the Seller’s guilt according to the conditions of the Present Contract expounded in p.3, Seller pays fine at the rate of 0, 01% from the sum of the tardy delivered separate consignment of Goods, according to the specification for each day of the delay, if Seller couldn’t documentary or in another case to prove his innocence.

7.4. The sum of the fine for the tardy delivered of Goods is paid by Seller by transferring money on the settlement account of Buyer in term of 90(ninety) calendars days from the date of bill, if Seller and Buyer didn’t negotiate about another.

7.5. Side which undertakes all available measures of attention and circumspection for protection of the interest of another Side for appropriate fulfillment at the Present Contract, which are corresponded to the liability and conditions of the business intercourse, is recognized not guilty.

7.6. Absence of the guilt for nonfulfillment or improper fulfillment of liability at the Present Contract is proved by the Side which broke engagements.

8. Arbitration

8.1. All disputes which are connected with this Contract should be solved with help of negotiations between the representatives of the sides. If the Parties don’t come to an agreement, all disputes and differences are to be finally settled by arbitration with application of the rules of the International Commercial Arbitration Court at the Chamber of Industry and Commerce of China in accordance with the Regulations of the present Court.

8.2. Substantive law of this Contract for posses a solution, belong to China.

8.3. The Arbitration Award is final and binding upon all Parties to the Contract.

9. Force  majeure

9.1. Parties are not responsible for the partial or complete default of its obligations hereunder, if it was a result of force majeure arising after the conclusion of the Contract: fires, natural disasters, embargoes, interference by public authorities and others. In this case, the term of the obligations is extended according to the time during which such circumstances.

9.2. The Party for which have come of force majeure must immediately give written notice the other party thereof, but not later than 15 days from occurrence of such circumstances. Fact the presence and duration of the force majeure to be confirmed by a written document of Commerce and industrial chamber of State or the competent authorities of the Party of the Contract.

9.3. Delayed, more than 15 days, notice of the occurrence or the termination of force majeure deprives side for which they occurred, the right to refer to them in the future.

9.4. In case of force majeure continues for more than 60 days, either party has the right to terminate this Contract and is not liable for such termination, provided that it shall notify the other party not later than 15 days prior to termination.

10. Additional terms

10.1. All taxes, custom fees and dues levied in the territory of the China are paid by the Seller and those levied bound the territory of the China are paid by the Buyer.

10.2. The Seller to provide any licence or state authority permission that could be required by the legislation of the Seller’s   country for the import/export of goods under the Present Contract.

10.3. The Buyer provide all licence or state authorities permission that could be required by the legislation of the Buyer’s country for the import/export of goods under, the present Contract.

11. Effect of the Agreement

11.1. The present Contract goes into effect since signing by the representative persons and valid to 12.31.2016 or up to complete implementation of obligations by both Parties.

11.2. None of the Parties has the right to assign their right and obligations under the present Contract to any third party unless upon the written consent of the other Party.

11.3. Current issues of the contract parties have the right to decide on the means telephone or Skype.

11.4. This Contract shall be confidential and shall not be disclosed or used by the Parties for any purpose not related to the execution of this Agreement.

11.5. All notices, claims, expressed or arising out of this Contract, the Parties undertake to communicate by means of e-mail or fax. While allowing protection from unauthorized falsification or counterfeiting of information and documents must contain attributes that enable clear identification of the sender and his powers.

11.6. All supplements and amendments to the present Contract are valid only if made in writing and sighed by both Parties concerned.

11.7. Ending of the Contract doesn’t excuse Parties from responsibility for it violation, which happened during the action of this Contract.

11.8. The text of the present Contract is worked out in two copies, in English, both have equal legal force.

12. Legal addresses and bank references of the parties:

SELLER:	BUYER:

CHAOAN CHANCES STAINLESS

STEEL PRODUCTS FACTORY

Jinhe Rd., Chaoan,

Chaozhou City, Guangdong Province,

China, 515641

Phone/fax: 0086-768-6550316

e-mail: cywm@cnchances.com

Hang Seng Bank Limited

Swift code: HASE HKHH

Acc № : 383-811296883

LISSOME TRADE CORP. 108 Ningshanzhong St., 1-25-4, Huanggu District, Shenyang, Liaoning Province, China , 110031 e-mail: lissometrade@gmail.com
For and on behalf of the Seller: /S/ Weijiang Lin Weijiang Lin	For and on behalf of the BUYER: /S/ Yuxia Song Yuxia Song